APPENDIX A

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  FUNDS AND CLASSES AS OF SEPTEMBER 20, 2011

FUND	CLASS	FUND	CLASS
Dunham Corporate/Government Bond Fund	A C N	Dunham Appreciation & Income Fund	A C N

Dunham High Yield Bond Fund	A C N	Dunham Large Cap Growth Fund	A C N

Dunham Emerging Markets Stock Fund	A C N	Dunham International Stock Fund	A C N

Dunham Real Estate Stock Fund	A C N	Dunham Large Cap Value Fund	A C N

Dunham Small Cap Growth Fund	A C N	Dunham Small Cap Value Fund	A C N

Dunham Monthly Distribution Fund	A C N	Dunham Loss Averse Growth Fund	A C N

Dunham Focused Large Cap Growth Fund	A C N

2.  ALLOCATION OF CLASS EXPENSES

Class A, Class C and Class N Shares of a Fund, if applicable, represent an interest in the same portfolio of securities of the Trust and have no exchange privileges or conversion features. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)

expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(b)

each class will bear different Class Expenses (as defined below);

(c)

each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(d)

each class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

(1)

asset-based distribution, account maintenance and shareholder service fees, and

(2)

extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

3.  ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 2 above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

4.  EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5.  AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

 APPENDIX B:

REVISED SEPTEMBER 20, 2011

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class A Shares Class A shares are offered by Dunham International Stock Fund, Dunham Large Cap Value Fund, Dunham Small Cap Value Fund, Dunham Large Cap Growth Fund, Dunham Emerging Markets Stock Fund, Dunham Small Cap Growth Fund, Dunham Real Estate Stock Fund, Dunham Appreciation & Income Fund and Dunham Monthly Distribution Fund, Dunham Loss Averse Growth Fund and Dunham Focused Large Cap Growth Fund at net asset value with the following front end sales charges (“FESC”) based on the amount of purchase:

Less than $50,000	5.75%
$50,000 but less than $100,000	4.75%
$100,000 but less than $250,000	3.75%
$250,000 but less than $500,000	3.00%
$500,000 but less than $1,000,000	2.00%
$1,000,000 or more	None

Class A shares are offered by Dunham Corporate/ Government Bond Fund and Dunham High Yield Bond Fund at net asset value with the following FESC based on the amount of purchase:

Less than $50,000	4.50%
$50,000 but less than $100,000	4.00%
$100,000 but less than $250,000	3.50%
$250,000 but less than $500,000	2.50%
$500,000 but less than $1,000,000	2.00%
$1,000,000 or more	None

Class C Shares

Class C Shares are offered at their net asset value per share, without any initial sales charge or contingent deferred sales charge.

Distribution and Shareholder Servicing Plans and Agreements

The Funds have adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”), pursuant to which Class C Shares pay the Distributor or other entities compensation accrued daily and payable monthly for distribution services.  Class C Shares charge Rule 12b-1 fees at the annual rate of 0.75% for the Equity Funds and 0.50% for the Fixed Income Funds of a Fund’s net assets attributable to said Class C Shares.

Pursuant to a Shareholder Servicing Plan and Agreement adopted for each Fund’s Class A and Class C shares, Class A and Class C Shares shall pay the Distributor or other entities compensation accrued daily and payable monthly for shareholder services.  Class A and Class C Shares charge shareholder servicing fees at the annual rate of up to 0.25% of average daily net assets attributable to Class A or Class C shares.  The minimum initial investment for Class A and Class C Shares is $5,000 ($2,000 for tax-deferred accounts).

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or account maintenance fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), as amended from time to time, and any other rules or regulations promulgated by FINRA or the SEC applicable to mutual fund distribution and service fees.

Class N Shares

Class N Shares are offered at their net asset value per share without any initial sales charge and are not subject to any asset-based distribution or account maintenance fee.  The minimum initial investment for Class N Shares is $100,000 complex-wide among the Dunham Funds for taxable funds and $50,000 complex-wide among the Dunham Funds for tax-deferred accounts ($2,000 for individual retirement accounts).  In some circumstances, such minimums may be waived for certain investors. There is no minimum initial investment on a per Fund basis for Class N shares.

2.  EXCHANGES

Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same Class at their respective net asset values.